EXHIBIT 10.88
THIRD AMENDMENT TO CREDIT AGREEMENT
THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 1, 2007, by and between STARTEK, INC. a Delaware corporation and STARTEK USA, INC., a Colorado corporation (individually and collectively, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2003, as amended from time to time (“Credit Agreement”).
WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1. Section 1.1(a) is hereby amended by deleting “June 30, 2007” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “June 30, 2009,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of June 1, 2007 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
2. Section 4.8 is hereby deleted in its entirety, and the following substituted therefor:
” SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $3,000,000.00.”
3. Section 4.9 (a) and (b) is hereby deleted in its entirety, and the following substituted therefor:
"(a) Tangible Net Worth measured at the end of each fiscal year, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets, not at any time less than $95,000,000.00 through December 31, 2006 and shall increase (but never decrease) at each subsequent fiscal quarter end by an amount equal to 25% of net income (but only if positive) for each fiscal quarter then ended.
(b) Borrower will generate minimum net profit after taxes not less than $1.00 on a rolling four-quarter basis, determined as of each fiscal quarter end. Borrower will not generate a net loss in two consecutive quarters. For the purposes of the foregoing two covenants described in 4.9 (b), in calculating net profit after taxes, and determining whether a net loss was generated, Borrower may add back up to $5,000,000 in non-recurring non-cash charges and up to $5,000,000 in non-recurring cash charges incurred by Borrower during the fiscal year ending December 31, 2007. Borrower will not generate a net loss for the single fiscal quarter ending March 31, 2008

4. The following is hereby added to the Credit Agreement as Section 4.11:
“4.11. LIQUIDITY. Borrower shall maintain unencumbered liquid assets (defined as cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion) with an aggregate fair market value not at any time less than Ten Million Dollars ($10,000,000.00) determined at each fiscal quarter end.”
5. Section 6.1 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.
(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.
(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, StarTek USA, Inc., StarTek Canada Services, Ltd. (collectively, the “StarTek Affiliates”), has incurred any debt or other liability to any person or entity, including Bank.
(e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any country in which Borrower has an interest in real property; or the service of a notice of levy and/or writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; provided, however, that this Section 6.1(e) shall apply if and only if satisfaction of such judgment lien, abstract of judgment, levy, writ, other like process, or judgment would have a material adverse effect on the financial condition or operation of Borrower.
(f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.
(h) The dissolution or liquidation of Borrower or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.”
6. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
7. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein, all as of the date hereof (e.g., reference in Section 2.4 of the Credit Agreement to “the date hereof” is deemed to refer to the date of this Amendment instead of the date of the Credit Agreement). Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

STARTEK, INC.

By:	/s/ A L Jones A. Laurence Jones (Larry), President/Chief Executive Officer

By:	/s/ Sylvia A. Church Sylvia A. Church, Vice President, Controller
STARTEK USA, INC.

By:	/s/ A L Jones A. Laurence Jones (Larry) President/Chief Executive Officer

By:	/s/ Sylvia A. Church Sylvia A. Church Vice President/Controller
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Wendee Crowley Wendee Crowley, Vice President

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$10,000,000.00	Denver, Colorado
June 1, 2007
FOR VALUE RECEIVED, the undersigned STARTEK, INC. and STARTEK USA, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Colorado RCBO, 1700 Lincoln Street, 8th Floor, Denver, Colorado 80203, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $10,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
1. DEFINITIONS:
As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
1.1 “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Colorado are authorized or required by law to close.
1.2 “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,0000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
1.3 “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.
(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.
1.4 “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. INTEREST:
2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum 1.00000% below the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 1.500000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.
2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
2.4 Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing June 30, 2007.
2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3. BORROWING AND REPAYMENT:
3.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2009.
3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) A. Laurence Jones (“Larry”) or Sylvia Church, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.
4. PREPAYMENT:
4.1 Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.
4.2 LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:
(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.
(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.
(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).
5. EVENTS OF DEFAULT:
This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2003, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
6. MISCELLANEOUS:
6.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
6.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

STARTEK, INC.

By:	A L Jones Title: President & CEO

By:	Silvia A. Church Title: Vice President & Controller
STARTEK USA, INC.

By:	A L Jones Title: President & CEO

By:	Silvia A. Church Title: Vice President & Controller